UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 2)*

Home Bancorp, Inc. (HBCP)
(Name of Issuer)

Common Stock
(Title of Class of Securities)

43689E107
(CUSIP Number)

12/31/2015
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☒	Rule 13d-1(c)

☐	Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No .	43689E107	Page 2 of 21
1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		Financial Opportunity Fund LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) [x] (b) [_]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	252,198(1)
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON WITH	8	SHARED DISPOSITIVE POWER	252,198(1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		252,198(1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES		[ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		3.48%
12	TYPE OF REPORTING PERSON		OO

(1)	Consists of 252,198 shares of common stock.

CUSIP No .	43689E107	Page 3 of 21

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		FJ Capital Management LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) [x] (b) [_]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	645,262 (1)
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON WITH	8	SHARED DISPOSITIVE POWER	318,794 (2)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		645,262 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES		[ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		8.91%
12	TYPE OF REPORTING PERSON		OO

(1) Consists of 252,198 shares of common stock held by Financial Opportunity Fund LLC, of which FJ Capital Management LLC is the managing member, 231,533 shares held by Bridge Equities III LLC, 41,276 shares held by Bridge Equities VIII LLC, 33,032 shares held by Bridge Equities IX, and 20,627 shares held by Bridge Equities X of which FJ Capital Management LLC is the sub-investment advisor, and 66,596 shares of common stock held by a managed account that FJ Capital Management manages. Martin Friedman is the managing member of FJ Capital Management LLC.

(2) Consists of 252,198 shares of common stock held by Financial Opportunity Fund LLC, of which FJ Capital Management LLC is the managing member and 66,596 shares of common stock held by a managed account that FJ Capital Management manages. Martin Friedman is the managing member of FJ Capital Management LLC.

CUSIP No .	43689E107	Page 4 of 21

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		Andrew F. Jose
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) [x] (b) [_]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER	186 (1)
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER
EACH REPORTING	7	SOLE DISPOSITIVE POWER	186 (1)
PERSON WITH	8	SHARED DISPOSITIVE POWER
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		186 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES		[ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		0.00%
12	TYPE OF REPORTING PERSON		IN

(1)	Consists of 186 shares of common stock held by Andrew F. Jose, Co-Founder and Managing Partner of FJ Capital Management, LLC.

CUSIP No .	43689E107	Page 5 of 21

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		Martin S. Friedman
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) [x] (b) [_]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		United States
NUMBER OF SHARES	5	SOLE VOTING POWER	6,462 (1)
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	645,262 (2)
EACH REPORTING	7	SOLE DISPOSITIVE POWER	6,462 (1)
PERSON WITH	8	SHARED DISPOSITIVE POWER	318,794 (3)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		651,724 (4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES		[ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		9.00%
12	TYPE OF REPORTING PERSON		IN

(1)	Consists of 6,462 shares of common stock held individually by Martin Friedman, Co-Founder and Managing Member of FJ Capital Management, LLC.

(2)	Consists of 252,198 shares of common stock held by Financial Opportunity Fund LLC, of which FJ Capital Management LLC is the managing member, 231,533 shares held by Bridge Equities III LLC, 41,276 shares held by Bridge Equities VIII LLC, 33,032 shares held by Bridge Equities IX, and 20,627 shares held by Bridge Equities X of which FJ Capital Management LLC is the sub-investment advisor, and 66,596 shares of common stock held by a managed account that FJ Capital Management manages. Martin Friedman is the managing member of FJ Capital Management LLC.

(3)	Consists of 252,198 shares of common stock held by Financial Opportunity Fund LLC, of which FJ Capital Management LLC is the managing member 66,596 shares of common stock held by a managed account that FJ Capital Management manages. Martin Friedman is the managing member of FJ Capital Management LLC, and 6,462 shares of common stock held individually by Martin Friedman, Co-Founder and Managing Member of FJ Capital Management, LLC.

(4)	Consists of 252,198 shares of common stock held by Financial Opportunity Fund LLC, of which FJ Capital Management LLC is the managing member, 231,533 shares held by Bridge Equities III LLC, 41,276 shares held by Bridge Equities VIII LLC, 33,032 shares held by Bridge Equities IX, and 20,627 shares held by Bridge Equities X of which FJ Capital Management LLC is the sub-investment advisor, and 66,596 shares of common stock held by a managed account that FJ Capital Management manages. Martin Friedman is the managing member of FJ Capital Management LLC, and 6,462 shares of common stock held individually by Martin Friedman, Co-Founder and Managing Member of FJ Capital Management, LLC.

CUSIP No .	43689E107	Page 6 of 21

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		Bridge Equities III LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) [x] (b) [_]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	231,533 (1)
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON WITH	8	SHARED DISPOSITIVE POWER	231,533 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		231,533 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES		[ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		3.20%
12	TYPE OF REPORTING PERSON		OO

(1)	Consists of 231,533 shares of common stock.

CUSIP No .	43689E107	Page 7 of 21

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		Bridge Equities VIII LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) [x] (b) [_]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	41,276 (1)
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON WITH	8	SHARED DISPOSITIVE POWER	41,276 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		41,276 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES		[ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		0.57%
12	TYPE OF REPORTING PERSON		OO

(1)	Consists of 41,276 shares of common stock.

CUSIP No .	43689E107	Page 8 of 21

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		Bridge Equities IX LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) [x] (b) [_]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	33,032 (1)
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON WITH	8	SHARED DISPOSITIVE POWER	33,032 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		33,032 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES		[ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		0.46%
12	TYPE OF REPORTING PERSON		OO

(1)	Consists of 33,032 shares of common stock.

CUSIP No .	43689E107	Page 9 of 21

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		Bridge Equities X LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) [x] (b) [_]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	20,627 (1)
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON WITH	8	SHARED DISPOSITIVE POWER	20,627 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		20,627 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES		[ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		0.28%
12	TYPE OF REPORTING PERSON		OO

(1)	Consists of 20,627 shares of common stock.

CUSIP No .	43689E107	Page 10 of 21

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		SunBridge Manager LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) [x] (b) [_]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	326,468 (1)
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON WITH	8	SHARED DISPOSITIVE POWER	326,468 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		326,468 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES		[ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		4.51%
12	TYPE OF REPORTING PERSON		OO

(1)	Consists 231,533 shares held by Bridge Equities III LLC, 41,276 shares held by Bridge Equities VIII LLC, 33,032 shares held by Bridge Equities IX, and 20,627 shares held by Bridge Equities X of which SunBridge Manager, LLC is the Managing Member.

CUSIP No .	43689E107	Page 11 of 21

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		SunBridge Holdings LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) [x] (b) [_]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	326,468 (1)
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON WITH	8	SHARED DISPOSITIVE POWER	326,468 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		326,468 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES		[ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		4.51%
12	TYPE OF REPORTING PERSON		OO

(1)	Consists 231,533 shares held by Bridge Equities III LLC, 41,276 shares held by Bridge Equities VIII LLC, 33,032 shares held by Bridge Equities IX, and 20,627 shares held by Bridge Equities X of which SunBridge Manager, LLC is the Managing Member. SunBridge Holdings, LLC is the Managing Member of SunBridge Manager, LLC.

CUSIP No .	43689E107	Page 12 of 21

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		Realty Investment Company Inc
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) [x] (b) [_]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Maryland
NUMBER OF SHARES	5	SOLE VOTING POWER
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	326,468 (1)
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON WITH	8	SHARED DISPOSITIVE POWER	326,468 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		326,468 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES		[ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		4.51%
12	TYPE OF REPORTING PERSON		CO

(1)	Consists 231,533 shares held by Bridge Equities III LLC, 41,276 shares held by Bridge Equities VIII LLC, 33,032 shares held by Bridge Equities IX, and 20,627 shares held by Bridge Equities X of which SunBridge Manager, LLC is the Managing Member. SunBridge Holdings, LLC is the Managing Member of SunBridge Manager, LLC. Realty Investment Company, Inc. is the Manager of SunBridge Holdings, LLC.

CUSIP No .	43689E107	Page 13 of 21

Item 1(a).	Name of Issuer:
Home Bancorp (HBCP)

Item 1(b).	Address of Issuer’s Principal Executive Offices:
503 Kaliste Saloom Road
Lafayette, LA 70508

Item 2(a).	Name of Person Filing:

This Schedule 13G is being filed on behalf of the following Reporting Persons: FJ Capital Management LLC Financial Opportunity Fund LLC Andrew F. Jose Martin S. Friedman
Bridge Equities III LLC Bridge Equities VIII LLC Bridge Equities IX LLC Bridge Equities X LLC SunBridge Manager LLC SunBridge Holdings LLC Realty Investment Company Inc
Item 2(b).	Address of Principal Business Office or, if None, Residence:
FJ Capital Management, LLC 1313 Dolley Madison Blvd., Ste 306 McLean, VA 22101

Financial Opportunity Fund LLC

1313 Dolley Madison Blvd., Ste 306

McLean, VA 22101

Andrew F. Jose

1313 Dolley Madison Blvd., Ste 306

McLean, VA 22101

Martin S. Friedman

1313 Dolley Madison Blvd., Ste 306

McLean, VA 22101

Bridge Equities III LLC

8171 Maple Lawn Blvd, Suite 375

Fulton, MD 20759

Bridge Equities VIII LLC

8171 Maple Lawn Blvd, Suite 375

Fulton, MD 20759

Bridge Equities IX LLC

8171 Maple Lawn Blvd, Suite 375

Fulton, MD 20759

Bridge Equities X LLC

8171 Maple Lawn Blvd, Suite 375

Fulton, MD 20759

SunBridge Manager LLC

8171 Maple Lawn Blvd, Suite 375

Fulton, MD 20759

SunBridge Holdings LLC

8171 Maple Lawn Blvd, Suite 375

Fulton, MD 20759

Realty Investment Company Inc

8171 Maple Lawn Blvd, Suite 375

Fulton, MD 20759

CUSIP No .	43689E107	Page 14 of 21

Item 2(c).	Citizenship:

FJ Capital Management, LLC, Financial Opportunity Fund LLC, Bridge Equities III LLC, Bridge Equities VIII LLC, Bridge Equities IX LLC, Bridge Equities X LLC, SunBridge Manager LLC, SunBridge Holdings LLC – Delaware limited liability companies

Andrew Jose – United States citizen

Martin S. Friedman – United States citizen
Realty Investment Company Inc – Maryland corporation

Item 2(d).	Title of Class of Securities:

Common Stock

Item 2(e).	CUSIP Number:
43689E107

Item 3.	If This Statement is Filed Pursuant to §§240.13d-1(b), or 240.13d-2(b) or (c), Check Whether the Person Filing is a:

(a)	☐	Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o).

(b)	☐	Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c).

(c)	☐	Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c).

(d)	☐	Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

(e)	☐	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);

(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);

(g)	☐	A parent holding company or control person in accordance with §240.13d-1(b)(ii)(G);

(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)	☐	A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act (15 U.S.C. 80a-3);

(j)	☐	Group, in accordance with §240.13d-1(b)(1)(ii)(J).

Item 4.	Ownership.
Ownership information is provided as of:

(a)	Amount beneficially owned:

FJ Capital Management LLC – 645,262 shares

Financial Opportunity Fund LLC – 252,198 shares

Andrew F. Jose – 186 shares

Martin S. Friedman – 651,724 shares

Bridge Equities III LLC – 231,533 shares

Bridge Equities VIII LLC– 41,276 shares

Bridge Equities IX LLC – 33,032 shares

Bridge Equities X LLC – 20,627 shares

SunBridge Manager LLC – 326,468 shares

SunBridge Holdings LLC - 326,468 shares

Realty Investment Company Inc - 326,468 shares

CUSIP No .	43689E107	Page 15 of 21

(b)	Percent of class:

FJ Capital Management LLC – 8.91%

Financial Opportunity Fund LLC – 3.48%

Andrew F. Jose – 0.00%

Martin S. Friedman – 9.00%

Bridge Equities III LLC – 3.20%

Bridge Equities VIII LLC– 0.57%

Bridge Equities IX LLC – 0.46%

Bridge Equities X LLC – 0.28%

SunBridge Manager LLC – 4.51%

SunBridge Holdings LLC – 4.51%

Realty Investment Company Inc – 4.51%

(c)	Number of shares as to which such person has:

	(i)	Sole power to vote or to direct the vote

Andrew F. Jose – 186 shares Martin S. Friedman – 6,462 shares

	(ii)	Shared power to vote or to direct the vote

FJ Capital Management LLC – 645,262 shares

Financial Opportunity Fund LLC – 252,198 shares

Martin S. Friedman – 645, 262 shares

Bridge Equities III LLC – 231,533 shares

Bridge Equities VIII LLC– 41,276 shares

Bridge Equities IX LLC – 33,032 shares

Bridge Equities X LLC – 20,627 shares

SunBridge Manager LLC – 326,468 shares

SunBridge Holdings LLC - 326,468 shares

Realty Investment Company Inc - 326,468 shares

	(iii)	Sole power to dispose or to direct the disposition of

Andrew F. Jose – 186 shares Martin S. Friedman – 6,462 shares

	(iv)	Shared power to dispose or to direct the disposition of

FJ Capital Management LLC – 318,794 shares

Financial Opportunity Fund LLC – 252,198 shares

Martin S. Friedman – 318,794 shares

Bridge Equities III LLC – 231,533 shares

Bridge Equities VIII LLC– 41,276 shares

Bridge Equities IX LLC – 33,032 shares

Bridge Equities X LLC – 20,627 shares

SunBridge Manager LLC – 326,468 shares

SunBridge Holdings LLC - 326,468 shares

Realty Investment Company Inc - 326,468 shares

CUSIP No .	43689E107	Page 16 of 23

Item 5.	Ownership of Five Percent or Less of a Class.

N/A

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

N/A

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

N/A

Item 8.	Identification and Classification of Members of the Group.

Due to the relationships among them, the reporting persons hereunder may be deemed to constitute a “group” with one another for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934.

Item 9.	Notice of Dissolution of Group.

N/A

Item 10.	Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No .	43689E107	Page 17 of 21

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: 2/4/2016

FINANCIAL OPPORTUNITY FUND LLC
By: FJ Capital Management LLC, its Managing Member

By: /s/
Name: Martin S. Friedman
Title: Managing Member

FJ CAPITAL MANAGEMENT LLC

By: /s/
Name: Martin Friedman
Title: Managing Member

ANDREW F. JOSE

By: //s//
Name: Andrew F. Jose
Title: Co-Founder & Managing Partner

/s/
MARTIN S. FRIEDMAN

100086764v4

CUSIP No .	43689E107	Page 18 of 21

BRIDGE EQUITIES III, LLC
By: SunBridge Manager, LLC, its Managing Member

By: /s/ Christine A. Shreve
Name: Christine A. Shreve
Title: Manager

BRIDGE EQUITIES VIII, LLC
By: SunBridge Manager, LLC, its Managing Member

By: /s/ Christine A. Shreve
Name: Christine A. Shreve
Title: Manager

BRIDGE EQUITIES IX, LLC
By: SunBridge Manager, LLC, its Managing Member

By: /s/ Christine A. Shreve
Name: Christine A. Shreve
Title: Manager

BRIDGE EQUITIES X, LLC
By: SunBridge Manager, LLC, its Managing Member

By: /s/ Christine A. Shreve
Name: Christine A. Shreve
Title: Manager

SUNBRIDGE MANAGER, LLC
By: SunBridge Holdings, LLC, its Managing Member

By: /s/ Christine A. Shreve
Name: Christine A. Shreve
Title: President

SUNBRIDGE HOLDINGS, LLC
By: Realty Investment Company, Inc., its Manager

By: /s/ Christine A. Shreve
Name: Christine A. Shreve
Title: President

REALTY INVESTMENT COMPANY, INC.

By: /s/ Christine A. Shreve
Name: Christine A. Shreve
Title: President

Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C, 1001)

100086764v4

CUSIP No .	43689E107	Page 19 of 21

Exhibit 1

Joint Filing Agreement

The undersigned agree that this Schedule 13G, and all amendments thereto, relating to the Common Stock of **Home Bancorp (HBCP)** shall be filed on behalf of the undersigned.

FINANCIAL OPPORTUNITY FUND LLC
By: FJ Capital Management, LLC

By: /s/
Name: Martin S. Friedman
Title: Managing Member

FJ CAPITAL MANAGEMENT, LLC

By: /s/
Name: Martin S. Friedman
Title: Managing Member

ANDREW F. JOSE

By: /s/
Name: Andrew F. Jose
Title: Co-Founder & Managing Partner

//s//
MARTIN S. FRIEDMAN

BRIDGE EQUITIES III, LLC
By: SunBridge Manager, LLC, its Managing Member

By: /s/
Name: Christine A. Shreve
Title: Manager

BRIDGE EQUITIES VIII, LLC
By: SunBridge Manager, LLC, its Managing Member

By: /s/
Name: Christine A. Shreve
Title: Manager

BRIDGE EQUITIES IX, LLC
By: SunBridge Manager, LLC, its Managing Member

By: /s/
Name: Christine A. Shreve
Title: Manager

BRIDGE EQUITIES X, LLC
By: SunBridge Manager, LLC, its Managing Member

By: /s/
Name: Christine A. Shreve
Title: President

SUNBRIDGE MANAGER, LLC
By: SunBridge Holdings, LLC, its Managing Member

By: /s/
Name: Christine A. Shreve
Title: President

100086764v4

CUSIP No .	43689E107	Page 20 of 21

Exhibit 1

Joint Filing Agreement

The undersigned agree that this Schedule 13G, and all amendments thereto, relating to the Common Stock of **Home Bancorp (HBCP)** shall be filed on behalf of the undersigned.

FINANCIAL OPPORTUNITY FUND LLC
By: FJ Capital Management, LLC

By: /s/
Name: Martin S. Friedman
Title: Managing Member

FJ CAPITAL MANAGEMENT, LLC

By: /s/
Name: Martin S. Friedman
Title: Managing Member

ANDREW F. JOSE

By: /s/
Name: Andrew F. Jose
Title: Co-Founder & Managing Partner

//s//
MARTIN S. FRIEDMAN

BRIDGE EQUITIES III, LLC
By: SunBridge Manager, LLC, its Managing Member

By: /s/ Christine A. Shreve
Name: Christine A. Shreve
Title: Manager

BRIDGE EQUITIES VIII, LLC
By: SunBridge Manager, LLC, its Managing Member

By: /s/ Christine A. Shreve
Name: Christine A. Shreve
Title: Manager

BRIDGE EQUITIES IX, LLC
By: SunBridge Manager, LLC, its Managing Member

By: /s/ Christine A. Shreve
Name: Christine A. Shreve
Title: Manager

BRIDGE EQUITIES X, LLC
By: SunBridge Manager, LLC, its Managing Member

By: /s/ Christine A. Shreve
Name: Christine A. Shreve
Title: President

SUNBRIDGE MANAGER, LLC
By: SunBridge Holdings, LLC, its Managing Member

By: /s/ Christine A. Shreve
Name: Christine A. Shreve
Title: President

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SUNBRIDGE HOLDINGS, LLC
By: Realty Investment Company, Inc., its Manager

By: /s/ Christine A. Shreve
Name: Christine A. Shreve
Title: President

REALTY INVESTMENT COMPANY, INC.

By: /s/ Christine A. Shreve
Name: Christine A. Shreve
Title: President